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                                      PRINTWARE, INC.

                                       EXHIBIT 10.2(c)
                EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND STANLEY GOLDBERG

                                    EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") between Printware, Inc. (the "Company") and Stanley Goldberg (the "Employee") is dated as of January 11, 2001 (the "Effective Date").

     WHEREAS, the Company desires to employ Employee as the Company's President and Chief Executive Officer and the Employee desires to accept such employment;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. During the term of this Agreement the Company shall employ Employee as the President and Chief Executive Officer of the Company.
Employee shall have such authority, responsibility and duties as may from time to time be assigned by the Board of Directors of the Company.

2.  Compensation.

     (A) Base Salary. During the term of this Agreement the Company shall pay Employee an annual base salary of $150,000. The Company shall pay the annual salary in equal installments on the Company's regular payroll dates. The Company shall withhold and deduct from such installment payments such amounts as are required under federal, state and local law to be withheld for income tax or Social Security withholding purposes.

     (B) Benefits. The Company shall allow Employee to participate in all benefit plans, retirement plans and fringe benefits which may be available from time to time to employee's of Employee's level of employment in accordance with the Company's policies.

     (C) Incentive Compensation. Employee shall be eligible to receive such incentive compensation as may be determined by the Board of Directors of the Company from time to time.

     (D) Transaction Incentive. If a sale of substantially all of the Company's stock or assets takes place either (i) during the term of this Agreement or (ii) within twelve (12) months after this Agreement has been terminated without cause pursuant to Section 4(B) if the sale is consummated with a party with whom Employee had contact during the term of the Agreement and in part as a result of Employee's efforts (a "Sale Transaction"), the Company shall pay Employee a transaction fee (the "Transaction Fee") within thirty (30) days of the closing of such Sale Transaction. If the Sale Transaction involves the sale of assets, the Transaction Fee shall be the sum of (i) two percent (2%) of the fair market value of non-cash assets sold, plus
(ii) one percent (1%) of the fair market value of cash assets sold plus (iii) an amount equal to $12,500 for each month Employee shall have been employed as of the date of the Sale Transaction (up to a maximum of six (6) months). If the Sale Transaction involves the sale of stock, the Transaction Fee shall be the sum of (i) two percent (2%) of the fair market value of the Company's non-cash assets at the time of the sale, plus (ii) one percent (1%) of the fair market value of the Company's cash assets at the time of the sale plus (iii) an amount equal to $12,500 for each month Employee shall have been employed as of the date of the Sale Transaction (up to a maximum of six (6) months).

3. Term. The term of this Agreement shall begin on the Effective Date and end on the date a party terminates the Agreement pursuant to Section 4.

4.  Termination.

     (A) Termination by the Company for Cause. The Company may terminate this Agreement for Cause, effective immediately upon notice of such termination. "Cause" means (i) willful failure by Employee to meet objectives set by the Board of Directors, (ii) willful failure by Employee to perform Employee's duties under this Agreement or comply with the directions of the Board of Directors, (iii) malfeasance or negligence in the performance of Employee's duties under this Agreement including, without limitation, Employee's continued or repeated absence from work for reasons other than disability or sickness, (iv) Employee's commission of (a) a felony or, to the extent the Board of Directors determines in good faith that the same reflects adversely upon the character or integrity of Employee or of the Company, a misdemeanor, under the laws of the United States or any state (whether or not in connection with Employee's employment), (b) unethical business practice on the part of Employee in connection with the affairs of the Company or (c) a material breach of any of the provisions of this Agreement. Upon termination of this Agreement for Cause pursuant to this Section 4(A), the Company's obligation to pay any amount to Employee, including but not limited to any base salary, incentive compensation, Transaction Fee or any amount payable under any benefit plan or otherwise, shall immediately cease and the Company shall have no further obligation to Employee.

     (B) Termination by the Company without Cause. The Company may terminate this Agreement without Cause, effective immediately upon notice to Employee. Notwithstanding the Company's obligations to Employee pursuant to Section 2(D), within thirty (30) days of termination without Cause pursuant to this
Section 4(B), the Company shall pay Employee an amount equal to $12,500 for each month Employee shall have been employed as of the date of termination (up to a maximum of six (6) months). Thereafter, the Company's obligation to pay any base salary or incentive compensation shall immediately cease.

     (C) Death and Disability. This Agreement shall terminate upon Employee's death. The Company may terminate this Agreement if Employee is physically or mentally incapacitated such that Employee has been unable for sixty (60) days in any 360-day period to perform Employee's duties under this Agreement. Upon termination of this Agreement pursuant to this Section 4(C), the Company's obligation to pay to Employee any base salary, incentive compensation, Transaction Fee, severance or any amount payable under any benefit plan (other than such benefits to which Employee may be entitle under any such plan as a result of disability), shall immediately cease except the obligations as specified in Section 2(C). This Section 4 (c) shall not be construed as a waiver by Employee of any rights employee may have under the Family Medical Leave Act, the Americans with Disabilities Act or any state law regarding disability leave or disability discrimination.

5. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Employee without the prior written consent of the Company.

6. Severability. If any provision of this Agreement is determined to be prohibited by or unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties.

8. No Waiver. No term or condition of this Agreement shall be deemed to have been waived except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PRINTWARE, INC.

By: /s/Gary S. Kohler
    ---------------------------------
Gary S. Kohler, Chairman

By: /s/Stanley Goldberg
    ---------------------------------
Stanley Goldberg